FOR IMMEDIATE RELEASE

February 8, 2010

Contact:  Susan Jordan

   732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

REPORTS THREE-MONTH EARNINGS

FREEHOLD, NJ, February 8, 2010........Monmouth Real Estate Investment Corporation (NASDAQ/MNRTA) reported net income applicable to common shareholders of $1,844,000 or $0.07 per common share for the three months ended December 31, 2009, as compared to net loss applicable to common shareholders of ($1,624,000) or ($0.07) per common share for the three months ended December 31, 2008.  Funds from operations (FFO) per share was $0.16 for the three months ended December 31, 2009 as compared to $0.03 for the three months ended December 31, 2008.  The three months ended December 31, 2008 reflected a securities related non-cash impairment charge of $0.13 per share.

A summary of significant financial information for the three months ended December 31, 2009 and 2008 is as follows:

      Three Months Ended

   December 31,

	2009	2008
Rental and Reimbursement Revenue	$10,689,000	$10,282,000
Total Expenses	$5,581,000	$5,113,000
Interest and Dividend Income	$632,000	$659,000
Gain (Loss) on Securities Transactions, net	$329,238	$(3,245,000)
Net Income (Loss) Applicable to Common Shareholders	$1,844,000	$(1,624,000)
Net Income (Loss) Applicable to Common Shareholders Per Common Share	$.07	$(.07)
FFO (1)	$4,332,000	$802,000
FFO Per Common Share (1)	$.16	$.03
Weighted Avg. Common Shares Outstanding	27,388,000	24,611,000

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A summary of significant balance sheet information as of December 31, 2009 and September 30, 2009 is as follows:

	December 31, 2009	September 30, 2009
Total Real Estate Investments	$366,514,000	$345,881,000
Securities Available for Sale	$26,740,000	$27,825,000
Total Assets	$418,294,000	$394,994,000
Mortgage Notes Payable	$204,461,000	$192,050,000
Subordinated Convertible Debentures	$13,990,000	$13,990,000
Loans Payable	$16,667,000	$19,064,000
Total Shareholders’ Equity	$177,603,000	$164,891,000

Eugene W. Landy, President, commented on the results of the first quarter of fiscal year 2010,   “We are very pleased with the results of our first fiscal quarter of 2010 which saw strong growth in revenues, cash flow, and total assets. We raised $10.4 million in a common stock offering and continued our strategy of investing in net-leased industrial properties on long-term leases to investment grade tenants by purchasing two industrial properties representing 541,000 square feet, including a 450,000 square foot facility in Memphis, Tennessee for $14.6 million and a 91,000 square foot facility in Houston, Texas for $8.1 million.  Subsequent to quarter end, we closed on an additional 184,000 square foot industrial property in Dallas, Texas for $17.9 million.  We continue to see significant acquisition opportunities for additional growth in our key target markets and with our existing relationships.”

Monmouth Real Estate Investment Corporation will be hosting the Company’s First Quarter 2010 Financial Results Webcast and Conference Call, where senior management will discuss quarterly results, current market conditions and future outlook on Wednesday, February 10, 2010, at 10:00 a.m. Eastern Time.

To participate in the webcast select the microphone icon at the top of the homepage on the Company’s website at www.mreic.com.  Interested parties can also participate via conference call by calling toll free 800-860-2442 (domestically) or 412-858-4600 (internationally).

The replay of the conference call will be available at 12:00 p.m. Eastern Time on Wednesday, February 10, 2010.  It will be available until February 25, 2010, and can be accessed by dialing toll free 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering the passcode 437482.  A transcript of the call and the webcast replay will be available at the company’s website, www.mreic.com.

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Monmouth Real Estate Investment Corporation (MREIC or the Company), which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s portfolio consists of sixty-one industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Notes:

(1)  Non-GAAP Information:  Funds from operations (FFO) is defined as net income applicable to common shareholders, excluding gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization.   FFO per share is defined as FFO divided by weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding the Company’s financial performance.

FFO and FFO per share (A) do not represent cash flow from operations as defined by generally accepted accounting principles; (B) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (C) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

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The Company’s FFO and FFO per share for the three months ended December 31, 2009 and 2008 are calculated as follows:

      Three Months Ended

	12/31/09	12/31/08

Net Income (Loss) attributable to MREIC shareholders	$2,474,000	($994,000)
Accumulated Preferred Dividend	(630,000)	(630,000)
Depreciation Expense	2,234,000	2,105,000
Depreciation Expense Related to Discontinued Operations	-0-	12,000
Amortization of In-Place Lease Intangible Assets	254,000	309,000
FFO	$4,332,000	$802,000

Weighted Ave. Common Shares Outstanding	27,388,000	24,611,000
FFO Per Common Share	$.16	$.03

The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended December 31, 2009 and 2008:

		Three Months Ended
	12/31/09	12/31/08

Operating Activities	$4,229,000	$4,942,000
Investing Activities	(21,019,000)	(2,912,000)
Financing Activities	19,498,000	(2,356,000)

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The following is the net income (loss) per common share for the three months ended December 31, 2009 and 2008:

	Three Months Ended
	12/31/09	12/31/08

BASIC INCOME (LOSS) – PER SHARE
Income (loss) from Continuing Operations	$.09	($.04)
Less: Preferred Dividend	(.02)	(.03)
Income from Discontinued Operations	-0-	-0-
Net Income (Loss) Applicable to MREIC’s Common Shareholders - Basic	$.07	($.07)

DILUTED INCOME (LOSS) – PER SHARE
Income (loss) from Continuing Operations	$.09	($.04)
Less: Preferred Dividend	(.02)	(.03)
Income from Discontinued Operations	-0-	-0-
Net Income (Loss) Applicable to MREIC’s Common Shareholders - Diluted	$.07	($.07)

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